EXHIBIT 21.1

Watson Pharmaceuticals, Inc.
Subsidiaries of the Company
As of March 12, 2004

Name	Jurisdiction of Incorporation
Watson Laboratories, Inc.	Nevada
Watson Laboratories, Inc.	New York
Watson Laboratories, Inc.	Delaware
Watson Pharma, Inc.	Delaware
Royce Laboratories, Inc.	Florida
Watson Laboratories, Inc.	Connecticut
Watson Laboratories Caribe, Inc.	Delaware
Nicobrand Limited	Northern Ireland
Watson Pharmaceuticals (Asia) Ltd.	Territory of the British Virgin Islands
Watson Diagnostics, Inc.	Delaware
WP Holdings AB	Sweden